Exhibit 99.1


           International Game Technology and Acres Gaming Incorporated
             Report Expiration of Hart-Scott-Rodino Waiting Period

RENO, Nev. and LAS VEGAS, Nev. - (August 26, 2003) International Game Technology (NYSE: IGT) and Acres Gaming Incorporated (Nasdaq: AGAM) announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the proposed acquisition of Acres by IGT expired on August 25, 2003. The merger remains subject to the approval of the stockholders of Acres and certain outstanding approvals of gaming regulatory authorities, as well as other closing conditions. IGT and Acres are working to complete the merger during the fourth calendar quarter of 2003. Acres' Board of Directors has set September 12, 2003, as the date for a special meeting of its stockholders to vote on the merger.

Information about Acres

Acres is a software development company serving the worldwide gaming industry. Acres provides bonusing and cashless gaming products as well as a full suite of integrated casino management systems via its Acres Bonusing(TM), Acres Cashless, and Acres Advantage(TM) product lines. Acres' patented technology enables casino operators to increase patron loyalty by differentiating their properties in an increasingly competitive environment. Acres' products provide the tools that increase player enjoyment and satisfaction while improving operational efficiency and property profitability. Detailed descriptions of the promotions made available by Acres Bonusing as well as other products offered by Acres, are available at the company's Web site, http://www.acresgaming.com. Acres was founded in 1992 and has offices in Las Vegas, Nevada and Corvallis, Oregon.

Information about IGT

IGT (www.IGT.com) is a world leader in the design, development and manufacture of microprocessor-based gaming and lottery products and software systems in all jurisdictions where gaming and lotteries are legal.

Additional Information

In connection with the merger, Acres filed a proxy statement and other relevant documents with the U.S. Securities and Exchange Commission (the "SEC"). Stockholders are urged to read the proxy statement carefully and in its entirety, together with all other relevant documents filed by Acres with the SEC, because such documents contain important information. You may obtain these documents free of charge at the web site maintained by the SEC at www.sec.gov. In addition, you can obtain documents filed by Acres with the SEC free of charge by requesting them in writing from Acres Gaming Incorporated, Investor Relations, 7115 Amigo Street, Suite 150, Las Vegas, Nevada 89119, Phone: (702) 263-7588 , Fax: (702) 263-7595.

All statements in this press release that are not historical facts are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and other applicable securities laws. Forward-looking statements relating to the completion of the merger involve risks and uncertainties, and various factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ from those indicated in the forward-looking statements include, but are not limited to: failure to obtain the approval of Acres' stockholders; failure to obtain regulatory approvals, including gaming regulatory approvals in various jurisdictions; failure to satisfy the conditions to closing; and other factors detailed from time to time in Acres' reports filed with the Securities and Exchange Commission, including Acres' Form 10-K for the year ended June 30, 2002. Actual results may differ materially from the forward-looking statements.